EXHIBIT 15.1 TO SEPTEMBER 30, 1997 FORM 10-Q


                   INDEPENDENT ACCOUNTANT'S REVIEW REPORT



The Board of Directors and Shareholders
Elsinore Corporation

We have reviewed the condensed consolidated balance sheet of Elsinore Corporation and subsidiaries (Reorganized Company) as of September 30, 1997, and the related condensed consolidated statements of operations and cash flows for the three months ended September 30, 1997 and the period from March 1, 1997 through September 30, 1997 and the related condensed consolidated statements of operations and cash flows of Elsinore Corporation and subsidiaries, Debtor-In-Possession (Predecessor Company) for the period January 1, 1997 through February 28, 1997. These condensed consolidated financial statements are the responsibility of the Reorganized and Predecessor Companies' management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.
Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed financial statements referred to above for them to be in conformity with generally accepted accounting principles.

As discussed in Note 1 to the condensed financial statements, on February 28, 1997, Elsinore Corporation emerged from bankruptcy. The consolidated financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis of accounting than those of the Predecessor Company and, therefore, are not comparable in all respects.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Elsinore Corporation and subsidiaries, Debtor-In-Possession as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year then ended (not presented herein); and in our report dated February 19, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Our report dated February 19, 1997, on the consolidated financial statements of Elsinore Corporation and subsidiaries, Debtor-In-Possession as of and for the year ended December 31, 1996, contains an explanatory paragraph that states that on October 31, 1995, the Company filed a voluntary petition seeking to reorganize under Chapter 11 of the United States Bankruptcy code and that the Company is currently operating as a Debtor-In-Possession under the jurisdiction of the Bankruptcy Court and this event and circumstances relating to this event raise substantial doubt about the entity's ability to continue as a going concern. The consolidated balance sheet as of December 31, 1996, does not include any adjustments that might result from the outcome of that uncertainty.


Las Vegas, Nevada
November 5, 1997
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